Exhibit 99.1

Pennsylvania American Water Signs Agreement to Purchase Butler Area Sewer Authority Wastewater System

BUTLER, Pa. (Oct. 11, 2022) – Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), announced today that it has signed an agreement with the Butler Area Sewer Authority (BASA) to purchase its wastewater system for $231.5 million. The system serves nearly 15,000 customers over 32.5 square miles, including the City of Butler; Butler and Center townships; East Butler Borough; and parts of Connoquenessing Borough, Summit and Oakland townships, and a small portion of Penn Township. Pennsylvania American Water is already the drinking water service provider to approximately 19,500 customers in the region, and its predecessor companies have served the Butler area since the late 1800s.

“We are pleased that BASA and other community leaders recognized the value we provide to our water customers and are entrusting us with the future ownership of their wastewater system,” said Pennsylvania American Water President Mike Doran. “This agreement was achieved through a collaborative process between all parties and tailored to meet the specific needs of residents, BASA employees, and infrastructure of the wastewater system. Pennsylvania American Water is well positioned to step in and assume responsibility for the community’s wastewater needs by using the existing expertise of current employees, leveraged by the resources we can provide as the Commonwealth’s largest water and wastewater utility. We are confident that this proposal offers the best long-term solution for BASA, its customers, the City of Butler and Butler Township.”

As part of the agreement, Pennsylvania American Water will offer employment to all of BASA’s employees, maintain the existing BASA operations center for a minimum of 10 years, assume BASA’s planned capital improvement projects utilizing qualified Butler area contractors, and adopt BASA’s rates at closing with a minimum 1-year rate freeze. The company will also petition the Pennsylvania Public Utility Commission (PUC) for approval to initiate a pilot program allowing the company to replace broken customer sewer laterals.

“Since the beginning of this process, our board prioritized the needs of our employees and customers,” said Paul Sybert, Chairman of BASA’s Board of Directors. “Without BASA’s dedicated and hardworking employees, this facility would not run. They, and our customers, always remained at the forefront of our minds. This acquisition is the right decision, and we are confident that the upcoming months will bring forward a seamless transition as we continue to work with Pennsylvania American Water.”

Upon taking ownership, Pennsylvania American Water will make necessary treatment and collection system upgrades to improve the wastewater system, which are expected to total more than $75 million. Specifically, the company plans to make significant investments in improving and replacing pump stations, making electrical, safety and treatment improvements at the treatment plant, conducting a systemwide infiltration & inflow assessment, conducting a systemwide inspection and cleaning of sewer collection mains and manholes, and replacing certain sewer mains, among other projects.

“We spent a lot of time analyzing how this acquisition would impact our community,” said Butler Township Commissioner President Dave Zarnick. “As infrastructure ages, it becomes more costly to maintain and repair. Pennsylvania American Water has vast resources and is equipped to make the $75 million in improvements that the BASA’s facility requires. We hosted several open houses that enabled us to solicit feedback from residents, and while some had questions, many I talked to were in support of this sale. Our residents should remain confident and know that they will receive the highest quality wastewater services from Pennsylvania American Water.”

The City of Butler and Butler Township, as the sole owners of BASA, will receive the proceeds from this proposed sale. Both municipalities are proposing to use the proceeds of the sale to support essential services for residents, meet future financial obligations, and make various other community improvements.

“We have done our due diligence and we are firmly united,” said City of Butler Mayor Bob Dandoy. “For nearly an entire year, we looked at every aspect of what this sale would mean to those in BASA’s service territory. From Pennsylvania American Water’s commitment to petition the PUC for approval on a lateral pilot program to a one-year rate freeze to low-income customers having the ability to access the company’s grant programs—our residents are the ones who will reap the extensive benefits that this acquisition provides.”

Pennsylvania American Water will seek all necessary approvals from its regulators and expects to close the transaction by the end of 2023. The company’s rates are set by the PUC, and any future rate changes would have to be reviewed and approved by the PUC.

About Pennsylvania American Water
Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 2.4 million people.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn

AWK-IR

Media Contact:
Gary Lobaugh
Senior Manager, Government and External Affairs, Western PA
724.873.3674
gary.lobaugh@amwater.com

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